EXHIBIT 99.1

YOUNG BROADCASTING REPORTS 365% INCREASE
IN SECOND QUARTER OPERATING INCOME
BASED ON 11.6% NET REVENUE GROWTH

Company Cites Growth in Strength of Core Local Sales, Flat Operating Expense, Station
Operating Performance and Significant Improvement at KRON-TV

            NEW YORK, August 9, 2006 — Young Broadcasting Inc. (“YBI” or the “Company”) (NASDAQ:YBTVA) today announced significantly improved results for the second quarter and six months ended June 30, 2006 over the prior year.

Vincent Young’s Comments

           “I am extremely pleased with our second quarter results because it confirms our belief in our ability to maximize our local ad revenue through new sales programs, improve performance at KRON-TV and manage our expenses in the most effective ways possible,” said Vincent Young, Chairman of Young Broadcasting Inc.  He added, “The improvement in our operations bodes well for continued positive year-over-year comparisons through the remainder of 2006.”

           “To put this quarter’s performance in perspective,” Mr. Young continued, “not only did the Company dramatically beat the same quarter last year, but non-political revenue was virtually the same as the second quarter of 2004 and 5.9% higher than the second quarter of 2002. Our strong local sales initiatives and retransmission consent revenue have made up the $2.2 million decline in quarterly network compensation between 2002 and 2006.”

Second Quarter and Six Month Results

           Young Broadcasting’s second quarter results were in marked contrast to a number of other reporting companies that own television stations who reported down or mixed results. Young Broadcasting’s net revenue grew by 11.6% to $56.8 million during the three month period ended June 30, 2006 compared with $50.9 million in the prior year.  Core revenues (all revenue excluding political) were up 5% and significantly contributed to the Company’s 2006 second quarter. Much of this strength can be attributed to the innovative “Third Leg” sales program the Company has been aggressively implementing at its stations. Political revenue for the second quarter was $4.8 million in 2006 as compared with $844,000 in 2005.

           The quarter also saw the Company’s station operating performance (“SOP”) (a non-GAAP measure, see below for definition of this term) rise 51.3% to $17.1 million in the 2006 second quarter as compared to $11.3 million in the prior year period. Station operating expenses were flat for the quarter confirming the success of management’s efforts to keep a tight rein on expenses.

            Young Broadcasting also benefited from a resurgence in the San Francisco market. KRON-TV, the Company’s major independent station in San Francisco, saw a second quarter 2006 increase in gross local, national and political revenues of 26.1% compared to the prior year, significantly outpacing the overall market growth of 16.4% during the period.

            For the six month period ended June 30, 2006, Young Broadcasting net revenue increased 9.1% to $105.1 million as compared to $96.4 million for the same period in 2005. SOP jumped 53.9% for the six month period to $25.7 million from $16.7 million in 2005.

            Other highlights for the second quarter and six month period included:

•                  In May, Young Broadcasting significantly increased the Company’s liquidity by successfully completing a $50 million incremental borrowing and amending its Senior Credit Facility to reduce the minimum cash covenant to $10 million from the prior level of $35 million. Cash on hand at June 30, 2006 therefore increased to $107.9 million as compared to $55. 8 million at March 31, 2006.

•                  Automotive revenue across the group was up 3% in the second quarter of 2006 compared to the same period a year earlier.

•                  KRON-TV continues to prepare for the September 5, 2006 launch of MyNetwork, which the station announced an affiliation with in March 2006. Initial response from the advertising market to the new network’s innovative drama programming has been very strong.

•                  Local news continues to be a key component for the Company’s success as three stations — KLFY-TV (Lafayette), KELO-TV and KWQC-TV (Davenport) — were the No. 1 station in their markets in household (HH) ratings for all of the newscasts they air. Overall, seven of YBI’s stations have a newscast that is number one in at least one daypart.

•                  The Company has aggressively targeted internet-based sales projects  based on the strong local circulation its stations’ websites enjoy.

•                  The Company now has agreements for delivery of news and weather information via wireless application.  YBI stations can now provide branded weather forecasts and live radar images directly to subscriber cell phones in many of the markets they serve.

•                  KWQC-TV and WBAY-TV have implemented a breaking news internet home page. During major breaking news, these stations provide live streaming coverage of the event. YBI expects that the same system will be in use at all YBI stations by September 30, 2006.

•                  WBAY-TV was honored with its second National Edward R. Murrow Award in the last five years.  The station won in the “Best Feature Story” category (small market television).

Use of Non-GAAP Measures

            Station operating performance (“SOP”) is not a financial measure calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines SOP as operating income (loss), plus non-cash compensation to employees, corporate overhead, depreciation and amortization. The Company believes that SOP is useful information for investors because it enables them to assess the Company’s television stations’

performance in a manner similar to the method used by management and it provides a measure that can be used to analyze, value and compare companies in the television industry. A limitation of this measure, however, is that it excludes depreciation and amortization, which represent the periodic costs of capitalized tangible and intangible assets used in the Company’s business. It also excludes the cost of corporate overhead required to manage the group of stations owned by the Company and non-cash compensation of employees which principally represents the Company’s contribution of stock to the 401(k) plan offered to employees and the costs recognized from certain stock compensation transactions.

            SOP should not be regarded as an alternative to either operating income (loss) or net loss as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. The Company believes that operating income (loss) is the most directly comparable GAAP financial measure to the SOP financial measure. Reconciliations of historical presentations of SOP to operating income (loss), its most directly comparable GAAP financial measure, are provided in the attachment to this release.

Second Quarter Conference Call

            Young Broadcasting Inc. (“YBI”) (NASDAQ:YBTVA) has scheduled a conference call for Wednesday, August 9, 2006, at 11:00 AM (ET). You may participate in the call by dialing 888-552-9135 (Passcode: YOUNG, Leader: Vincent Young). This will enable you to listen to the presentation. At the end of the presentation you will have the opportunity to participate in a Q&A session with Vincent Young, CEO of Young Broadcasting Inc., and with James Morgan, the company’s CFO.

            You may listen to a live webcast of the call via the Company’s website at www.youngbroadcasting.com. The archive will be available for replay through September 9, 2006. The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site. You may listen to a telephone replay of the entire call by dialing 866-463-4974 through August 16, 2006.

About Young Broadcasting

            Young Broadcasting owns ten television stations and the national television representation firm, Adam Young Inc.  Five stations are affiliated with the ABC Television Network (WKRN-TV — Nashville, TN, WTEN-TV — Albany, NY, WRIC-TV — Richmond, VA, WATE-TV — Knoxville, TN, and WBAY-TV — Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV — Lansing, MI, KLFY-TV — Lafayette, LA and KELO-TV — Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV — Davenport, IA).  KRON-TV — San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market. KRON-TV will become a MyNetwork TV affiliate with the launch of the new network’s programming on September 5, 2006. The Company also operates a separate station using its digital broadcast facilities in Sioux Falls, South Dakota which will also begin broadcasting MyNetwork on September 5, 2006.

            Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2005, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to update or revise the forward-looking statements contained in this press release, except as otherwise required by applicable federal securities laws.

Contact: Vincent Young, Chairman, James Morgan, Chief Financial Officer — 212-754-7070

              or Don Ciaramella of The Lippin Group at 212-986-7080

YOUNG BROADCASTING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2005	2006	2005	2006
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)

Net revenue	$96,375	$105,141	$50,866	$56,755
Operating expenses	88,033	88,763	43,174	44,363
Depreciation and amortization	12,436	9,521	6,044	4,728
Operating (loss) income	(4,094)	6,857	1,648	7,664

Interest expense, net	(31,237)	(32,340)	(15,413)	(16,480)
Non-cash change in market valuation of swaps	(658)	—	1,165	—
Loss on extinguishments of debt	(18,626)	—	(18,626)	—
Other (expenses) income, net	(303)	(1,558)	(148)	(330)
	(50,824)	(33,898)	(33,022)	(16,810)

Loss from continuing operations before income taxes	(54,918)	(27,041)	(31,374)	(9,146)
Income tax expense	(11,794)	(14,583)	(4,779)	(1,842)
Loss from continuing operations	(66,712)	(41,624)	(36,153)	(10,988)

Income (loss) from discontinued operations, net of tax, including gain on sale of $11.2 million for the six months ended June 30, 2005	11,207	—	(1)	—
Net loss	$(55,505)	$(41,624)	$(36,154)	$(10,988)

Net loss per common share - basic	$(2.76)	$(1.98)	$(1.80)	$(0.52)
Weighted average shares - basic	20,089,076	21,071,672	20,121,791	21,223,347

Other Financial Data:

Amortization of program license rights	10,606	$13,873	5,271	7,017
Payments for program license liabilities	10,803	13,239	5,351	6,540
Capital expenditures	2,458	2,433	1,231	1,495

Reconciliation of Station Operating Performance to Operating (Loss) Income:

Operating (loss) income	(4,094)	6,857	1,648	7,664
Plus:
Non-cash compensation	1,176	2,283	557	1,267
Depreciation and amortization	12,436	9,521	6,044	4,728
Corporate overhead	7,154	7,044	3,064	3,418
Station Operating Performance	$16,672	$25,705	$11,313	$17,077